Beacon Global Partners, llc

236 West Portal Avenue, #320 • San Francisco • CA • 94127 • 510-364-0939

April 1, 2014

Mr. Shawn Davis, CEO

Attune RTD., Inc.

3111 Tahquitz Canyon Way

Palm Spring, California 92263

Dear Mr. Davis:

I was very encouraged by our conversation and hope we can move forward with an agreement for the acquisition of at least 51% of the voting securities of Attune RTD, Inc. (the “Company”), by Beacon Global Partners, LLC (the “BGP”).

On behalf of my partner Samuel R. Starr and myself, I am pleased to submit this Letter of Intent regarding the acquisition.

It is our understanding that that Company and its Board of Directors, after appropriate due diligence, have determined that is in the best interest of the Company’s shareholders to enter into this potential transaction. Therefore, this Letter of Intent is to confirm our mutual intentions with respect to the potential transaction described herein. This Letter of Intent is precedent to a formal binding change of control agreement (the “Agreement’) and a Stock Purchase Agreement (the “SPA”)

The acquisition of at least 51% of the voting securities of the Company will be through blank check stock in exchange for ongoing funding, an amount to be determined by the parties.

It is the Purchaser’s intention to assume control of the Company pursuant to the potential transaction described herein, with details to be worked through and binding terms effective within fifteen days of the filing of the Company’s Annual Report to the Securities and Exchange Commission (SEC), on the form 10-K for the year ending December 31, 2013 (the “10-K”).

The parties enter into this Letter of Intent in good faith and fair dealing to facilitate and execute the terms and conditions set forth herein for the purpose of executing the Transaction, and no other purpose:

1.	Purchaser, the Company and the Executives agree to keep this Letter of Intent strictly confidential; until such time that a report has been filed by the Company with the Securities and Exchange Commission (the “SEC”) and/or a public announcement has been made as to the Transaction.

2.	All parties have agreed to a Closing Date of March 31, 2015 (the “Closing Date”)

3.	Acquisition:

a.	The Purchaser agrees to pay Shawn Davis, the Company’s Chief Executive Officer and Thomas Bianco, the Company’s Chief Financial Officer (collectively the “Executives”), five hundred and twenty thousand dollars each ($520,000), the “Buyout Amount’, by the Closing Date. Fifty-nine thousand dollars ($59,000) of which has been paid to the Executives for compensation of services and Sixty-one thousand ($61,000) of which is to be paid for compensation of services beginning on the date of execution of this LOI and continuing to the Closing Date. These funds are non-refundable under any circumstances, except as stated in Section 7b. All associated taxes on these funds are to be paid by BGP.

b.	The parties will endeavor to negotiate and execute any and all documents required to execute the Transaction, including, but not limited to, an SPA, consisting of 3,000,000 restricted shares each of the Executives Class A Common Stock holdings at a fixed price of $400,000 each. All associated taxes on these funds are to be paid by BGP.

c.	The total buyout consists of $400,000 + $59,000 + $61,000 = $520,000, the entire Buyout Amount to each of the Executives.

d.	Purchaser further agrees to provide the Company with ongoing capital financing as of the effective date of this Letter of Intent and to continue such financing until such time as it is able to deliver the entire Buyout Amount.

4.	Effective immediately upon the filing of the Company’s 10-K, the Executives will resign their respective positions and suspend their existing employment and severance agreements. The Executives agree to suspend their entire accrued payroll obligation with the Company

5.	The Executives will continue to serve in their current roles on the Company’s Board of Directors, uninterrupted, through the Closing Date.

6.	Effective immediately upon the filing the Company’s 10-K, Kenneth Miller will assume the position of CEO and a position on the Board of Directors and Samuel Starr will assume the position of Chief Operating Officer (COO) and a position on the Board of Directors. The Company’s Board of Directors at that time will consist of Messrs. Davis, Bianco, Miller, and Starr.

7.	The parties agree that Purchaser will receive a thirty-day grace period to cure non-payment, or late payment, of amounts owed under the Agreement Such thirty-day period will begin on the day the payment is delinquent, and end thirty calendar days later. Non-payment conditions continuing beyond that date represent termination of the Agreement Purchaser understands and agrees that nonpayment, or failure to pay the entire amount as stipulated hereunder, without curing the condition on or during the grace period, represents default. If the default is not cured pursuant to the terms of the Agreement, Purchaser agrees to:

a.	terminate the Agreement,

b.	forfeit of all Company and Board of Director positions,

c.	and the Executives will immediately be reappointed to their Company positions, as they were prior to execution of this Letter of Intent.

8.	In the event of default, termination, bankruptcy, foreclosure, insolvency or liquidation proceedings, the
Purchaser agrees to receive common stock for any amount paid towards the Buyout Amount from the
Executives and any and all capital put into the Company for expense and debt reduction purposes, divided by the conversion price of $0.13 per share from the Executives and/or the Company, within fifteen business days. The Purchaser also agrees to pay all transfer agent fees.

a.	Also, in the event of default, termination, bankruptcy, foreclosure, insolvency or liquidation proceedings, any and all amounts paid to the Executives will be deemed non-refundable and or non-returnable under any circumstances, except as stated above.

9.	Intellectual Property:

a.	Upon Closing, the Company retains all patents, pending patents, source coding and all Intellectual Property for the BrioWave Technology (the “Technology”) and any and all pending or existing products including but not limited to; all Solar Technology, DC Motor Technology, Well Pump Technology and any and all other concepts (the “Concepts”]; in development by the Executives at the time of execution of the Agreement; not withstanding any manufacturing, distribution, marketing and sales rights, as well as any and all, products, molds, blueprints, assets, source codes, formulas, research or anything pertaining to the Technology or Concepts, and not specifically stated in this Letter of Intent or recorded as an asset of the Company.

10.	Continuity:

a.	Once the terms and conditions of the Agreement have been satisfied, the Executives each agree to:

i.	forgive and cancel any and all amounts of accrued interest reported and carried on the Company’s balance sheet generated from their respective preferred stock holdings,
ii.	forgive the entire amounts of their accrued deferred compensation,
iii.	surrender their respective preferred stockholdings in full to the Company treasury for cancellation,
iv.	terminate their respective employment and severance agreements,
v.	and surrender 3,000,000 shares each of their restricted common stock.
b.	In the event of termination of the Executives employment and/or relationship with the
Company, either by Purchaser after Closing or resignation by the Executive, each of the
Executives agree not compete with the Company or Purchaser for a period of three (3) years after the date of termination.
c.	In the event of termination of this Letter of Intent, the Company agree not to contact any of the
Purchaser’s investors for a period of two years from the date of termination, or without first obtaining prior written permission from Purchaser.

11. Governance

a.	This Letter of Intent and the subsequent Agreement shall be governed by and construed in accordance with the laws of the State of California.

If the foregoing is acceptable to the Company and the Executives, please so indicate in the spaces provided below and return one signed original to us.

Beacon Global Partners, LLC (Purchaser)
By:		Date:	4/2/2014
Kenneth J Miller Jr.
Chief Executive Officer
By:		Date:	4/2/2014
Samuel R. Starr
Chief Operating Officer

ACCEPTED AND AGREED:
	Attune RTD.LLC (Company)	Date:	4/2/2014
By:
Shawn Davis for the company Chief Executive Officer
	THE EXECUTIVES	Date:	4/2/2014
Shawn Davis FOR THE COMPANY

	Thomas Bianco FOR THE COMPANY	Date:	4/2/2014